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                                                                    EXHIBIT 99.1



                          AMGEN REPORTS 18% INCREASE
                      IN THIRD-QUARTER EARNINGS PER SHARE


FOR IMMEDIATE RELEASE

THOUSAND OAKS, Calif., October 26, 2000 -- Amgen (NASDAQ:AMGN) today announced that earnings per share for the third quarter ended September 30, 2000 increased 18 percent, to $0.33 from $0.28 for the third quarter of 1999. Included in earnings for the third quarter was $74 million, or $0.04 per share, from an award for certain costs and expenses, including attorney's fees, associated with the spillover arbitration with Johnson & Johnson. Included in earnings for the third quarter of 1999 was $49 million, or $0.03 per share, resulting from reduced uncertainties related to potential spillover liabilities to Johnson & Johnson. Without these non-recurring items, earnings per share for the third quarter of 2000 would have increased 16 percent over the third quarter of 1999.

Net income increased 20 percent during the third quarter of 2000, to $359 million, from $300 million for the third quarter of 1999, including the aforementioned non-recurring events. Excluding these non-recurring items, net income increased 16 percent. Total revenues increased 12 percent during the third quarter of 2000, to $950 million from $847 million, and total product sales increased 11 percent, to $851 million from $769 million for the third quarter of 1999.

Sales of EPOGEN(R) (Epoetin alfa) increased 11 percent, to $496 million from $449 million for the third quarter of 1999. The Company believes that there were no significant changes in wholesaler inventory levels during the quarter. Because Amgen's expectation for demand growth has moderated somewhat, the Company is revising its guidance for full-year EPOGEN sales growth. The Company now estimates that full-year EPOGEN sales growth will be in the low double digits, down from previous guidance of growth in the low teens.

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AMGEN REPORTS 18% INCREASE IN THIRD-QUARTER
EARNINGS PER SHARE
Page 2

Sales of NEUPOGEN(R) (Filgrastim) increased 13 percent, to $353 million from $313 million for the third quarter of 1999. The Company believes that overall demand continued to grow at a mid single-digit rate and that a significant increase in wholesaler inventories, partially offset by negative foreign exchange comparisons, accounted for the additional sales growth. Because Amgen's expectation for NEUPOGEN demand growth has softened somewhat and, to a lesser extent, because the dollar has continued to strengthen relative to the euro, the Company is revising its guidance for full-year NEUPOGEN sales. The Company now expects sales of NEUPOGEN to be slightly less than last year. Previous guidance was for sales to be approximately the same as last year.

"I am very optimistic about the future of Amgen," said Kevin Sharer, Chief Executive Officer and President. "We remain focused on our efforts to ensure that we are ready to successfully launch our late-stage product candidates ARANESP/(TM)/, IL-1ra, abarelix and SD/01. Most importantly, I believe we have committed the resources necessary to capitalize on the full potential of ARANESP."

Upon completion of the previously announced acquisition of Kinetix Pharmaceuticals, a privately held Medford, Mass. company with expertise in the field of protein kinase inhibition, Amgen will record a non-recurring charge of approximately $30 million, or $0.03 per share, to write off acquired in-process research and development. This transaction is expected to close in the fourth quarter of 2000. The ongoing financial impact of this transaction is expected to be minimal.

Excluding non-recurring items, Amgen said it now expects earnings per share for 2000 to be at the low end of its previous guidance of $1.06 to $1.08.

Amgen Reports on Progress of ARANESP, Other Product Candidates
--------------------------------------------------------------
The Company also reported on the progress of its product pipeline, including ARANESP/(TM)/ (darbepoetin alfa) which is awaiting regulatory approval. Regulatory reviews of Amgen's ARANESP applications in the United States, Europe, Australia, New Zealand and Canada remain on track.

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AMGEN REPORTS 18% INCREASE IN THIRD-QUARTER
EARNINGS PER SHARE
Page 3

Clinical data presented at the annual meetings of the American Society of Nephrology (ASN) and the European Dialysis and Transplant Association (EDTA) showed that ARANESP was safe and effective in managing the anemia of patients with end stage renal disease (ESRD) or chronic renal insufficiency (CRI).

The ARANESP oncology program is progressing well in phase 2 studies. Preliminary results from a phase 1/2 study were presented last week at the European Society of Medical Oncology meeting. This early study involving 130 patients with solid tumors, compared four different dose levels of ARANESP administered once weekly to r-HuEPO administered three times per week, and demonstrated that hemoglobin levels rose in a dose-dependent relationship, as expected. ARANESP was found to be safe and well-tolerated. Two abstracts from the ARANESP oncology program describing results from pharmacokinetics studies and from phase 1/2 dose escalation studies have been accepted for presentation at the annual meeting of the American Society of Hematology in early December.

Also at the ASN meeting, data from Amgen's calcimimetic AMG 073 program showed that the small molecule compound appeared to be safe and well-tolerated and may provide effective reduction in parathyroid hormone levels.

Amgen also reported that regulatory review of the U.S. IL-1ra regulatory application continues. Amgen submitted its regulatory filing with the FDA in December 1999 and, as previously reported, initiated two additional studies.
One clinical study involves approximately 1,000 patients and is designed to gather additional safety information on the use of IL-1ra in rheumatoid arthritis. Both short-term and long-term safety parameters are being evaluated in a broad patient population. This study began in third quarter 1999, is fully enrolled and is progressing on track. The second clinical study involves more than 1,000 patients and is designed to gather additional efficacy information on the effects of IL-1ra. This study also began in third quarter 1999 and is progressing on track. Amgen plans to supplement its filing with data from these two studies in the first quarter of 2001 and may receive a regulatory response as early as the second half of 2001. Amgen believes that these studies will provide a better understanding of the therapeutic potential of IL-1ra.

                                   -  MORE -
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AMGEN REPORTS 18% INCREASE IN THIRD-QUARTER
EARNINGS PER SHARE
Page 4

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent Form 10-Q. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of our products.

In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors.

Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of October 26, 2000 and does not plan to update this information until its next earnings press release and expressly disclaims any duty to update information contained in this press release.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets cost-effective human therapeutics based on advances in cellular and molecular biology.


CONTACT:    Amgen, Thousand Oaks
            David Kaye, 805/447-6692 (media)
            Cary Rosansky, 805/447-4634 (investors)

                                     # # #

EDITOR'S NOTE: An electronic version of this news release may be accessed via our web site at www.Amgen.com. Visit the Corporate Center and click on

Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

                      SUPPLEMENTARY FINANCIAL INFORMATION


     The following forward-looking statements involve significant risks and uncertainties more fully described in this press release and in the Securities and Exchange Commission reports filed by Amgen, including our most recent Form 10-Q. Because such statements involve risks and uncertainties, actual results may differ materially from results currently expected by Amgen. This information is being provided in this press release as a convenience to investors and inclusion of any information herein is not a determination by Amgen that such information is material. Amgen is providing this information as of October 26, 2000 and does not plan to update this information until its next earnings press release and disclaims any duty to update information provided in this summary.

For the year ended December 31, 2000, Amgen expects that:

 .  Corporate Partner Revenue will be in the range of $240-$250 million

 .  Research and Development expense will be in the range of $825-$875 million

 .  Selling, general and administrative expenses will be in the range of $800-
   $850 million

 . The tax rate will be approximately 31%, excluding the effect of non-recurring items.

Amgen Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

                                                    Three Months Ended         Nine Months Ended
                                                       September 30,             September 30,
                                                -----------------------    -----------------------
                                                   2000        1999          2000         1999
                                                ---------   -----------    ---------   -----------
Revenues:
Product sales................................... $  851.0    $  769.2       $2,355.4      $2,195.4
Corporate partner revenues......................     51.9        43.6          187.2         119.6
Royalty income..................................     46.6        34.4          135.4          98.2
                                                 --------    --------       --------      --------
    Total revenues..............................    949.5       847.2        2,678.0       2,413.2

Operating expenses:
Cost of sales...................................    109.5        98.9          296.9         290.1
Research and development........................    202.9       198.4          595.5         580.5
Selling, general and administrative.............    202.9       159.9          577.7         450.0
Loss of affiliates, net.........................      4.8         3.3           26.1          15.3
Legal award.....................................    (73.9)      (49.0)         (73.9)        (49.0)
                                                 --------    --------       --------      --------

    Total operating expenses....................    446.2       411.5        1,422.3       1,286.9

Operating income................................    503.3       435.7        1,255.7       1,126.3

Other income (expense):
Interest and other income.......................     30.7        22.0          110.3          65.0
Interest expense, net...........................     (4.1)       (4.9)         (11.7)        (10.4)
                                                 --------    --------       --------      --------
    Total other income..........................     26.6        17.1           98.6          54.6

Income before income taxes......................    529.9       452.8        1,354.3       1,180.9

Provision for income taxes......................    171.0       152.8          426.6         366.1
                                                 --------    --------       --------      --------

Net income...................................... $  358.9    $  300.0       $  927.7      $  814.8
                                                 ========    ========       ========      ========
Earnings per share:
   Basic earnings per share..................... $   0.35    $   0.29       $   0.90      $   0.80
   Diluted earnings per share................... $   0.33    $   0.28       $   0.86      $   0.76

Shares used in calculation of:
   Basic earnings per share.....................  1,032.1     1,021.5        1,027.7       1,022.1
   Diluted earnings per share...................  1,085.6     1,078.8        1,085.0       1,078.0

Amgen Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

                                                      September 30,      December 31,
                                                          2000              1999
                                                      -------------      ------------
Assets
Current assets:
    Cash and marketable securities..............           $1,866.7          $1,333.0
    Trade receivables...........................              303.3             412.2
    Inventories.................................              293.6             184.3
    Other current assets........................              158.4             135.8
                                                      -------------      ------------
        Total current assets....................            2,622.0           2,065.3
Property, plant and equipment, net..............            1,715.3           1,553.6
Other non-current assets........................              560.5             458.7
                                                      -------------      ------------
            Total assets........................           $4,897.8          $4,077.6
                                                      =============      ============

Liabilities and Stockholders' Equity
Current liabilities.............................           $  723.1          $  831.1
Non-current liabilities.........................              223.0             223.0
Stockholders' equity............................            3,951.7           3,023.5
                                                      --------------     ------------
            Total liabilities and stockholders'
             equity.............................           $4,897.8          $4,077.6
                                                      =============      ============

Shares outstanding..............................            1,033.0           1,017.9
